To the Board of Directors of

DigiPath, Inc.

We consent to the references to us under the headings “Experts” in such Registration Statement amendment No. 2 .

/ s/ Anton & Chia, LLP

Anton & Chia, LLP

Certified Public Accountants

Newport Beach, California

April 29, 2011